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                                                                 EXHIBIT (13)(b)

                               PURCHASE AGREEMENT

         The Glenmede Fund, Inc. (the "Fund"), a Maryland corporation, and The Glenmede Trust Company ("Glenmede Trust"), a Pennsylvania trust company, hereby agree with each other as follows:

         1. The Fund hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the "Share") of the Fund's International Fixed Income Portfolio for $10.00. The Fund hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for the share.

         2. Glenmede Trust represents and warrants to the Fund that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

         IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 21st day of October, 1992.

                                       THE GLENMEDE FUND, INC.

ATTEST:

/s/Sheryl P. Durham                    By:/s/John W. Church. Jr.
-----------------------                   ------------------------
its: Vice President                    its: President

                                       THE GLENMEDE TRUST COMPANY

ATTEST:

/s/Sheryl P. Durham                    By:/s/Mary Ann B. Wirts
-----------------------                   ------------------------
its: Vice President                    its: Vice President